Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between LIFETIME BRANDS, INC. (the “Company”) and DANIEL SIEGEL (the “Executive”) as of November 8, 2017.

WHEREAS, the Company and the Executive previously entered into that certain employment agreement dated November 28, 2014 (the “Prior Agreement”);

WHEREAS, the Prior Agreement shall have expired by its terms on December 31, 2017 and is hereby superseded by this Agreement effective as of the Effective Date (as defined in Section 1(a) below), such that from and after the Effective Date, the rights and obligations of the parties shall be provided solely in this Agreement, and the Prior Agreement shall be of no further force and effect; and

WHEREAS, the Company desires to continue to employ the Executive as its President and the Executive desires to continue to serve in such capacity on behalf of the Company.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:

1. Employment.

(a) Term. The Executive’s term of employment under this Agreement shall begin on January 1, 2018 (the “Effective Date”), and shall continue until December 31, 2020, and shall automatically renew for consecutive one year periods, unless (i) either party gives the other party written notice (“Notice of Non-Renewal”) at least 90 days prior to the end of the initial term or any one-year renewal period that the term of the Agreement shall not be further extended or (ii) sooner terminated by either party as set forth below. The Executive’s period of employment under this Agreement is referred to herein as the “Term.”

(b) Duties. During the Term, the Executive shall serve as the President of the Company with duties, responsibilities and authority commensurate therewith and shall report to the Chief Executive Officer (the “CEO”) of the Company. The Executive shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to the Executive by the CEO. The Executive represents to the Company that the Executive is not subject to or a party to any employment agreement, non-competition covenant, or other agreement that would be breached by, or prohibit the Executive from executing, this Agreement and performing fully the Executive’s duties and responsibilities hereunder.

(c) No Other Employment. During the Term, the Executive shall not, directly or indirectly, render services to any other person or organization for which he receives compensation; provided, however, that upon the receipt of the Company’s prior written approval, which approval shall not unreasonably be withheld, the Executive may accept election to the board of directors of not more than one other company provided that such activities do not otherwise conflict with his duties and obligations to the Company. No such approval will be required if the Executive wishes to perform services without direct compensation therefor in connection with the management of personal investments or in connection with the performance of charitable and civic activities, provided that such activities do not contravene the purposes of this Agreement.

(d) Principal Place of Employment. The Executive’s principal office location shall be at the Company’s office in Garden City, New York; provided, however, that the Executive recognizes that frequent travel, both within and outside the United States, shall be required in connection with his responsibilities under this Agreement.

2. Compensation.

(a) Base Salary. During the Term, the Company shall pay the Executive a base salary (“Base Salary”) at the annual rate of (i) $512,500 for the period commencing on the Effective Date and ending June 30, 2019 and (ii) $550,000 for the period commencing July 1, 2019 and thereafter. Base Salary shall be paid in installments in accordance with the Company’s normal payroll practices.

(b) Annual Bonuses. For each year during the Term commencing with the year ending December 31, 2018, the Executive shall receive an “Annual Adjusted IBIT Performance Bonus” and an “Annual Individual Goal Bonus” determined as follows:

(i) Annual Adjusted IBIT Performance Bonus. The CEO shall prepare and deliver to the Executive within 90 days following the beginning of each year during the Term commencing with the year ending December 31, 2018 an Adjusted IBIT Performance Bonus Table (the “Adjusted IBIT Performance Bonus Table”) for such year under which (A) the Adjusted IBIT (as defined in Section 9(a)) to be achieved by the Company for the Executive to obtain 100% of the Adjusted IBIT Target Bonus shall be based on the annual budget for such year prepared by the management of the Company and approved by the Board of Directors of the Company (the “Board”) and (B) the “Adjusted IBIT Target Bonus” shall be 75% of the Base Salary payable to the Executive for such year. The threshold Adjusted IBIT for such year shall be 50% of the target Adjusted IBIT for such year which, if achieved, would entitle the Executive to receive 50% of the Adjusted IBIT Target Bonus for such year consistent with the Adjusted IBIT Performance Bonus Table for such year. The maximum Adjusted IBIT for such year shall be 150% of the target Adjusted IBIT for such year which, if achieved, would entitle the Executive to receive 150% of the Adjusted IBIT Target Bonus for such year, consistent with the Adjusted IBIT Performance Bonus Table for such year. The Executive shall be entitled to receive the sliding scale percentages of the Adjusted IBIT Target Bonus set forth in the Adjusted IBIT Performance Bonus Table based upon Adjusted IBIT being more than the threshold Adjusted IBIT but less than the target Adjusted IBIT, or more than the target Adjusted IBIT but less than the maximum Adjusted IBIT; provided, however, that notwithstanding anything to the contrary contained in this Agreement, the Annual Adjusted IBIT Performance Bonus for any such year shall be zero if the Adjusted IBIT achieved by the Company for such year is less than the threshold Adjusted IBIT for such year, and in no event shall an Annual Adjusted IBIT Performance Bonus for any such year be more than 150% of the Adjusted IBIT Target Bonus for such year even if the Adjusted IBIT achieved by the Company for such year exceeds the maximum Adjusted IBIT for such year. The Company shall pay the

Annual Adjusted IBIT Performance Bonus earned by the Executive for each year in the immediately following year, no later than March 15. Any bonuses payable by the Company to the Executive pursuant to this Section 2(b)(i) shall be awarded under and subject to the terms of the Company’s 2000 Incentive Bonus Compensation Plan, as amended from time to time (the “Bonus Plan”), subject to any approval of shareholders of the Company, if required by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

(ii) Annual Individual Goal Bonuses. For each year during this Agreement commencing with the year ending December 31, 2018, the Executive shall be eligible to receive an Annual Individual Goal Bonus equal to 37.5% of his Base Salary for such year (“Individual Goal Target Bonus”) based on meeting individual measurable objectives set by the CEO in consultation with the Executive, as determined by the CEO in his sole discretion; provided, however, that if, in the sole discretion of the CEO, (A) the Executive meets at least 50% of such objectives, he shall be entitled to an Annual Individual Goal Bonus equal to not less than 50% of the Individual Goal Target Bonus and (B) the Executive meets less than 50% of such objectives, he shall not be entitled to receive any Annual Individual Goal Bonus for such year. The Annual Individual Goal Bonus will be paid at the same time as the Annual Adjusted IBIT Performance Bonus.

(c) Automobile Allowance. During the Term, the Company shall pay the Executive an automobile allowance in the amount of $1,500 per month. This automobile allowance is intended to cover all expenses associated with the Executive’s use of an automobile for Company business, so that no other expenses relating to such automobile use will be reimbursed, except gas and tolls incurred in using such automobile for Company business.

3. Benefit and Compensation Plans. During the Term, the Executive shall be eligible to participate in the Company’s health, dental and other welfare benefit plans and programs, as well as any pension, profit-sharing, stock award, stock option or similar plan, in each case as may be available to senior executives of the Company from time to time, pursuant to their respective terms and conditions. Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any employee benefit plan or program from time to time after the Effective Date.

4. Vacation. During each year of the Term, the Executive shall be entitled to 30 days of paid vacation and holiday and sick leave at levels commensurate with those provided to other senior executives of the Company, in accordance with the Company’s vacation, holiday and other pay for time not worked policies.

5. Expenses. Upon submission of proper documentation, which shall be subject to review by the CEO, the Company will pay or reimburse the Executive for all travel expenses incurred by the Executive on business trips taken with the approval of the CEO outside the metropolitan New York area and for all other business and entertainment expenses reasonably incurred by him in connection with all pre-approved activities relating to the business of the Company and its subsidiaries during the Term, all in accordance with Company policies then in effect.

6. Termination. Upon termination of the Executive’s employment pursuant to this Section 6, however caused, the Executive shall be entitled to no other payments, compensation, severance or benefits except as expressly stated in this Section 6.

(a) Termination by the Company without Cause; Termination by Executive for Good Reason. The Company may terminate the Executive’s employment without Cause at any time upon written notice, or the Executive may terminate his employment with the Company for Good Reason. If the Executive’s employment is terminated by the Company without Cause or the Executive terminates his employment with the Company for Good Reason and Section 6(c)(i) does not apply, then subject to Section 6(i), the Executive shall be entitled to receive the following:

(i) an amount equal to two times the Executive’s annual Base Salary as in effect on the termination date, payable in installments over the 24 month period following the termination date in accordance with the Company’s normal payroll practices (but no less frequently than monthly);

(ii) the Pro-Rated Performance Bonus (as defined in Section 9(e)) for the fiscal year in which the effective date of the termination occurs, payable at the same time as the Annual Adjusted IBIT Performance Bonus for such fiscal year would otherwise have been paid;

(iii) an amount equal to two times the Target Bonus (as defined in Section 9(g)), payable within 60 days following the termination date;

(iv) if the Executive timely and properly elects COBRA continuation coverage for medical and dental benefits and remains eligible for such coverage during the 12-month period following the Executive’s termination date, then during such 12-month period, such coverage shall be provided to the Executive at the then-applicable active employee rates; provided that, the portion of COBRA premiums paid by the Company shall be reported as income to the Executive, to the extent consistent with applicable law; and

(v) accelerated vesting of all of the Executive’s then outstanding stock options and the lapse of all restrictions on shares of restricted stock granted by the Company to the Executive, subject to the terms of the Company’s 2000 Long-Term Incentive Plan or any successor plan (the “Equity Plan”) and any applicable grant agreement;

(b) Termination Due to Expiration or Non-Renewal of the Term. In the event that the Executive’s employment terminates upon expiration of the Term following the Company’s delivery of a Notice of Non-Renewal and Section 6(c)(i) does not apply, then subject to Section 6(i), the Executive shall be entitled to receive the following:

(i) an amount equal to the Executive’s annual Base Salary as in effect upon the expiration of the Term, payable in installments over the 12 month period following the termination date in accordance with the Company’s normal payroll practices (but no less frequently than monthly);

(ii) the Annual Adjusted IBIT Performance Bonus for the fiscal year in which the effective date of the termination occurs, payable at the same time as the Annual Adjusted IBIT Performance Bonus for such fiscal year would otherwise have been paid;

(iii) if the Executive timely and properly elects COBRA continuation coverage for medical and dental benefits and remains eligible for such coverage during the 12-month period following the Executive’s termination date, then during such 12-month period, such coverage shall be provided to the Executive at the then-applicable active employee rates; provided that, the portion of COBRA premiums paid by the Company shall be reported as income to the Executive, to the extent consistent with applicable law; and

(iv) accelerated vesting of all of the Executive’s then outstanding stock options and the lapse of all restrictions on shares of restricted stock granted by the Company to the Executive, subject to the terms of the Equity Plan and any applicable grant agreement.

(c) Termination in connection with a Change of Control.

(i) In the event that the Executive’s employment is terminated by the Company without Cause, by the Executive for Good Reason, or upon expiration of the Term following the delivery of a Notice of Non-Renewal by the Company, in each case upon or within two years following a Change of Control (as defined in Section 9(c)), then subject to Section 6(i), the Executive shall be entitled to receive the following:

(A) a cash payment equal to two times the Executive’s annual Base Salary as in effect on the effective date of the Change of Control, or if greater, two times the Executive’s annual Base Salary in effect on the date of termination, payable in a lump sum within 60 days following the employment termination date;

(B) the Pro-Rated Performance Bonus for the fiscal year in which the effective date of the termination occurs, payable at the same time as the Annual Adjusted IBIT Performance Bonus for such fiscal year would otherwise have been paid;

(C) two times the Target Bonus, payable within 60 days following the termination date;

(D) if the Executive timely and properly elects COBRA continuation coverage for medical and dental benefits and remains eligible for such coverage during the 12-month period following the Executive’s termination date, then during such 12-month period, such coverage shall be provided to the Executive at the then-applicable active employee rates; provided that, the portion of COBRA premiums paid by the Company shall be reported as income to the Executive, to the extent consistent with applicable law; and; and

(E) accelerated vesting of all of the Executive’s then outstanding stock options and the lapse of all restrictions on shares of restricted stock granted by the Company to the Executive, subject to the terms of the Equity Plan and any applicable grant agreement.

For the avoidance of doubt, in the event that the Executive’s employment is terminated in accordance with this Section 6(c)(i), the Executive shall only be entitled to termination payments and benefits as provided under this Section 6(c)(i) and shall not be entitled to any other termination payments or benefits under any other section of this Agreement (other than any payments or benefits to which the Executive may be entitled under Section 6(h)).

(ii) In the event that the Executive’s employment is terminated by the Company without Cause, by the Executive for Good Reason, or upon expiration of the Term following delivery of a Notice of Non-Renewal by the Company, and in each case, within 90 days following such termination a Change of Control occurs, then within 60 days following the Change of Control, the Executive shall be entitled to receive (A) a lump sum cash payment equal to the excess of the amount set forth in Section 6(c)(i)(A) less the amount previously paid to the Executive pursuant to Section 6(a)(i) or Section 6(b)(i), as applicable, and (B) in the event that termination is on account of the Company’s delivery of a Notice of Non-Renewal, the Executive shall be entitled to receive the amount set forth in Section 6(c)(i)(C) within 60 days following the Change of Control.

(iii) Notwithstanding the foregoing, if and to the extent required by Section 409A of the Code, if a Change of Control does not constitute a “change in control event” as defined by Section 409A of the Code or the lump sum payment in Section 6(c)(i)(A) or Section 6(c)(ii)(A) would otherwise cause the Executive to incur penalties under Section 409A of the Code, such payment shall not be paid in a lump sum but shall be paid (or, in the case of Section 6(c)(ii)(A), continue to be paid) in equal installments in accordance with the payroll practices over the two year period following Executive’s termination date.

(d) Termination by Company for Cause. The Company may terminate the Executive’s employment for Cause at any time upon written notice to the Executive, in which event all payments under this Agreement shall cease, except for any amounts to which the Executive may be entitled under Section 6(h).

(e) Voluntary Resignation by Executive without Good Reason. The Executive may voluntarily terminate employment without Good Reason for any reason upon 30 days prior written notice to the Company; provided that, the Company may waive all or any portion of such notice period without the obligation to provide compensation in respect of any waived portion of the notice period. In such event, after the effective date of such termination, no payments shall be due under this Agreement, except for any payments or benefits to which the Executive may be entitled under Section 6(h).

(f) Termination Upon Death of Executive. If the Executive dies during the Term, the Executive’s employment shall terminate on the date of death and the Company shall pay to the Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, any amounts payable to the Executive under Section 6(h) and any Pro-Rated Performance Bonus accrued through the effective date of his termination of employment to which the Executive may be entitled. Otherwise, the Company shall have no further liability or obligation under this Agreement to the Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through the Executive.

(g) Termination Upon Total Disability of Executive. If the Executive incurs a Total Disability (as defined in Section 9(h)) during the Term, the Company may terminate the Executive’s employment on or after the date of Total Disability. In the event that the Executive’s employment is terminated due to a Total Disability, then subject to Section 6(i), the Executive shall receive (A) continued payments of the Executive’s Base Salary as then in effect for a period of six months following the effective date of termination, payable in installments in accordance with the Company’s normal payroll practices (but no less frequently than monthly), provided that payment shall instead be made in a lump sum within 60 days following the termination date, to the extent termination occurs within two years following a Change of Control which constitutes a change in control event under Section 409A of the Code, and (B) any Pro-Rated Performance Bonus accrued through the effective date of termination to which the Executive may be entitled. In addition, the Executive shall be entitled to receive any amounts payable to him under Section 6(h).

(h) Accrued Obligations. In the event of any termination of employment under this Section 6, the Company shall pay to the Executive (i) the amount of any accrued but unpaid Base Salary and accrued and unused vacation, less applicable withholdings and deductions, through the date of termination, (ii) reimbursement of expenses or allowances in accordance with Section 5 and not previously reimbursed through the date of termination and (iii) all benefits that are accrued and vested through the date of termination under all employee benefit plans of the Company in which the Executive was a participant immediately prior to such termination, regardless of whether the Executive executes or revokes the Release (as defined in Section 9(f)).

(i) Release. Notwithstanding anything in this Section 6 to the contrary, in no event shall the Executive be entitled to receive any amounts, rights or benefits under Section 6(a), (b), (c) or (g) unless the Executive executes, delivers and, if applicable, does not revoke within any applicable revocation period, a Release and the Release shall have become effective by its terms prior to the 60th day following the Executive’s termination date. Accordingly, payments under Section 6(a), (b), (c) or (g) shall be paid or commence within 60 days following the Executive’s termination date and following the effective date of the Release; provided that, any installments that would have otherwise been paid in accordance with payroll practices between the termination date and the date of the first payment shall be paid with the first payment.

7. No Mitigation; No Offset. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

8. Resignation of Positions. Effective as of the date of any termination of employment, the Executive will resign all Company-related positions, including as an officer and director of the Company and its parents, subsidiaries and affiliates.

9. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a) “Adjusted IBIT”, as it applies to any particular year, means that amount for such year equal to the Company’s Income Before Income Taxes, as determined by the Company’s independent auditors, using generally accepted accounting principles, and reported in the Company’s Consolidated Statements of Operations in its Annual Report on Form 10-K for such year filed with the Securities and Exchange Commission, subject to such adjustments as are set forth in the Adjusted IBIT Performance Bonus Table for such year (which adjustments, if not set forth therein, shall be the same as those applied to the bonus arrangements with the other senior executive officers of the Company).

(b) “Cause” means that the Executive has (i) committed any act of willful misconduct, including fraud, in connection with his employment by the Company; (ii) materially breached any provision of this Agreement, which breach has not been cured within ten business days after receiving written notice of such breach; (iii) failed, refused or neglected, other than by reason of a Total Disability, to timely perform any material duty or obligation under this Agreement or to comply with any lawful directive of the Board, which failure, refusal or neglect has not been cured within ten business days after receiving written notice thereof; (iv) been formally indicted for a crime involving moral turpitude, dishonesty, fraud or unethical business conduct; (v) violated a fiduciary obligation to the Company; (vi) been determined by a governmental body or other appropriate authority to have violated any material law or regulation that is applicable to the Company’s businesses, or entered into a consent order concerning a violation of any material law or regulation that is applicable to the Company’s businesses; or (vii) become the subject of an SEC action or administrative proceeding which has been commenced against him. Upon a cure of the acts set forth in subsections (ii) or (iii) by the Executive within the ten business day cure period to the reasonable satisfaction of the Board, such event shall no longer constitute Cause for purposes of this Agreement.

(c) “Change of Control” means (A) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s issued shares or securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Company 180 days prior to such merger, consolidation or other reorganization; (B) the sale, transfer or other disposition of all or substantially all of the Company’s assets; (C) a change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who had been directors of the Company on the date 24 months prior to the date of the event that may constitute a Change of Control (for example, the current Board has ten directors, a change of six directors shall constitute a Change of Control); (D) any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company then outstanding voting securities (e.g., issued shares). The term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any subsidiary of the Company and (ii) a company owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the ordinary shares of the Company.

(d) “Good Reason” means the occurrence of any of the following without the Executive’s prior written consent: (i) a material diminution in the Executive’s duties, or the assignment to the Executive of duties materially inconsistent with the authority, responsibilities and reporting requirements as set forth in Section 1(b); (ii) the failure of the Board to elect the Executive to the office of President of the Company; (iii) the Company, the Board or any person controlling the Company requires the Executive to relocate his principal place of employment to a location outside of a 50 mile radius from its current location, over the objection of the Executive unless such relocation is as the result of exigent circumstances as determined by the Board; or (iv) the failure of the Company to obtain the assumption in writing of its obligations to perform this Agreement by any successor to all or substantially all of the business or assets of the Company not later than the effective date of such transaction. In the event that the Executive elects to terminate his employment for Good Reason, the Executive shall notify the Company in writing of the grounds for such termination within 30 days of the commencement of such condition and the Company shall have 30 days from the receipt of such notice to cure such condition. The Executive must terminate his employment within the 90-day period following the initial existence of the circumstances constituting Good Reason.

(e) “Pro-Rated Performance Bonus” for a particular fiscal year means the amount equal to the Annual Adjusted IBIT Performance Bonus for such fiscal year that would have been payable to the Executive by the Company for such fiscal year, as determined by the Board, if this Agreement had not been terminated during such fiscal year times a fraction, the numerator of which is the number of months elapsed during such fiscal year up to and including the month in which the termination of the Term occurs and the denominator of which is 12.

(f) “Release” means a release of claims against the Company in the form attached hereto as Exhibit A, subject to any legally required changes.

(g) “Target Bonus” means 112.5% of the Executive’s annual Base Salary in effect at the time of termination; provided that, for purposes of Section 6(c), Target Bonus means 112.5% of the greater of (i) the Executive’s annual Base Salary in effect at the time of termination or (ii) the Executive’s annual Base Salary in effect at the effective date of the Change of Control.

(h) “Total Disability” means the failure of the Executive, after reasonable accommodation, to perform his duties for an aggregate period of 120 consecutive days during any 12 month period by reason of the Executive’s physical or mental disability. The Company’s obligation to pay the Base Salary to the Executive during such 120 consecutive day period shall be conditioned upon the Executive complying with all requirements under the Company’s short-term and long-term disability insurance policies, as determined in the sole discretion of the short-term and long-term disability insurance providers. Notwithstanding the foregoing, in the event that the short-term and/or long-term insurance providers pay to the Executive any amounts required to be paid by such insurance providers under the Company’s short-term and/or long-

term disability insurance policies, as applicable, for the 120 consecutive day period prior to the termination of the Executive’s employment due to Total Disability pursuant to Section 6(g), then during such 120 consecutive day period, the Company shall pay to the Executive only the amount that is the difference between (i) the Executive’s Base Salary and (ii) the disability benefits paid to the Executive by the short-term and long term insurance providers. Any dispute as to whether or not the Executive is Totally Disabled within the meaning of this Section 9(h) shall be resolved by a physician or other health care professional selected in good faith by the Executive, and approved by the Board, which approval shall not be unreasonably withheld, and the determination of such physician or other health care professional shall be final and binding upon both the Executive and the Company.

10. Parachute Payments; Section 280G.

(a) Notwithstanding any other provisions of this Agreement to the contrary, in the event that it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the Company shall reduce (but not below zero) the aggregate present value of the Payments to the Reduced Amount (as defined below), if reducing the Payments under this Agreement will provide the Executive with a greater net after-tax amount than would be the case if no such reduction was made. The Payments shall be reduced as described in the preceding sentence only if (A) the net amount of the Payments, as so reduced (and after subtracting the net amount of federal, state and local income and payroll taxes on the reduced Payments), is greater than or equal to (B) the net amount of the Payments without such reduction (but after subtracting the net amount of federal, state and local income and payroll taxes on the Payments and the amount of Excise Tax (as defined below) to which the Executive would be subject with respect to the unreduced Payments). Any reduction shall be made in accordance with Section 409A of the Code. For purposes of this Section 10(a), (i) the “Reduced Amount” shall be an amount expressed in present value that maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax, determined in accordance with Section 280G(d)(4) of the Code, and (ii) the term “Excise Tax” means the excise tax imposed under Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(b) All determinations to be made under this Section 10 shall be made by an independent registered public accounting firm or consulting firm selected by the Company immediately prior to a change of control, which shall provide its determinations and any supporting calculations both to the Company and the Executive within ten days of the change of control. Any such determination by such firm shall be binding upon the Company and the Executive. All fees and expenses of the accounting or consulting firm in performing the determinations referred to in this Section 10 shall be borne solely by the Company. The Executive may review the calculations provided by the accounting or consulting firm and may retain another accounting or consulting firm at his own expense for such review and submit objections during such ten day review period.

11. Restrictive Covenants.

(a) Non-Competition. During the Term, the Executive will devote his full available business time and efforts to promoting and advancing the business of the Company. The Executive hereby agrees that during the Term and for a period of one year thereafter, he will not engage in, be employed by or participate in any way in any country in any business that (i) the Company is engaging in, or is actively planning to engage in, on the effective date of the Executive’s termination of employment (including without limitation, the sale, manufacture, distribution or marketing of any kitchenware, bakeware, pantry ware, cutlery, kitchen gadgets, flatware, home decor, picture frames or related products or the licensing of trademarks and brand names therefor) or (ii) accepts or holds a license, dealership, distributorship, franchise or similar arrangement as to any trademark or product as to which the Company is a licensee, licensor, dealer, distributor, franchisee or franchisor on the effective date of the Executive’s termination (which engagement, employment or participation includes, but is not limited to, acting as a director, officer, employee, agent, member, manager, managing member, independent contractor, partner, general partner, limited partner, consultant, representative, salesman, licensor or licensee, franchisor or franchisee, proprietor, syndicate member, stockholder or creditor). Notwithstanding the foregoing, the Executive may own or hold equity securities (or securities convertible into, or exchangeable or exercisable for, equity securities) of any company or entity that engages in a business that is the same or similar to that of the Company or of its parent entities (if any) or any of its subsidiaries or affiliates; provided, however, that (i) such equity securities are publicly traded on a securities exchange and (ii) the Executive’s aggregate holdings of such securities do not exceed at any time one (1%) percent of the total issued and outstanding equity securities of such company or entity.

(b) Non-Solicitation. The Executive agrees that during the Term and for a period of one year thereafter:

(i) Customers and Business. The Executive will not directly or indirectly, either for himself or for any other person, business, partnership, association, firm, corporation or company (A) call upon, solicit, divert or take away or attempt to solicit, divert or take away (1) any of the customers or prospective customers (i.e., those customers in existence or being solicited by the Company or any of its subsidiaries at the time of the Executive’s termination of employment with the Company or within 12 months prior thereto) or (2) any business of the Company or any of its subsidiaries (i.e., those business arrangements concluded or being negotiated and/or developed by the Company or any of its subsidiaries at the time of the termination of the Executive’s employment), or (B) otherwise induce or influence any such customer or prospective customer to reduce its volume of business, or terminate or divert its relationship or otherwise in any way adversely affect its relationship, with the Company or any of its subsidiaries.

(ii) Employees. The Executive, on behalf of himself, or any business, firm, corporation, partnership, association, company or any other entity other than the Company, will not solicit for employment, employ, engage, retain, discuss employment, recruit, attempt to recruit, hire or attempt to hire, or assist any other person to do so in any manner, any person who, within the prior 12 months, was a director, officer, executive, consultant, advisor, representative or agent of the Company or any of its subsidiaries, or encourage any such person to terminate his or her employment or other relationship with the Company or any of its subsidiaries; provided, however, that the foregoing shall not prohibit general employment solicitations not specifically targeted at directors, officers, executives, consultants, advisors, representatives or agents of the Company or any of its subsidiaries.

(c) Nondisclosure Obligation. The Executive acknowledges and agrees that the Company and its subsidiaries own, control and have exclusive access to a body of existing technical knowledge and technology, and that the Company and its subsidiaries have expended and are expending substantial resources in a continuing program of research, development and production with respect to their businesses. The Company and its subsidiaries possess and will continue to possess information that has been or will be created, discovered or developed, or has or will otherwise become known to the Company and its subsidiaries, and/or in which property rights have been or will be assigned or otherwise conveyed to the Company and its subsidiaries, which information has commercial value in the businesses in which the Company and its subsidiaries are engaged including information about costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, technical processes and other business affairs and methods, plans for future development and other information not readily available to the public. All of the aforementioned information is hereinafter called “Confidential Information.” The Executive acknowledges that his employment by the Company creates a relationship of confidence and trust between the Executive and the Company and its subsidiaries, and that by reason of such employment the Executive will come into possession of, contribute to, and have access to and knowledge of Confidential Information. The Executive further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character. The Executive further acknowledges that the businesses of the Company are international in scope, and that the nature of the Executive’s services, position and expertise are such that he is capable of competing with the Company from nearly any location in the Western hemisphere or Europe. In recognition of the foregoing, the Executive covenants and agrees that during the Term and for five years thereafter, the Executive will use and hold such Confidential Information solely for the benefit of the Company and its subsidiaries and shall not use such Confidential Information for the Executive’s own benefit or for the benefit of any third party. The Executive shall not, directly or indirectly, disclose or reveal such Confidential Information, in any manner, to any person other than the Company’s executives unless such information is made or becomes public through disclosure of a party other than the Executive, or such disclosure is required by law and, then, to the extent practicable, only following prior written notice to the Company. At the termination of his employment, the Executive shall deliver to the Company all notes, letters, documents and records which may contain Confidential Information which are then in his possession or control and shall destroy any and all copies and summaries thereof.

(d) Permitted Conduct. Nothing in this Agreement shall prohibit or restrict the Executive from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to the Executive individually (and not directed to the Company and/or its subsidiaries) from any such Governmental Authorities; (iii) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made to the Executive’s attorney in relation to a lawsuit for retaliation against the Executive for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nor does this Agreement require the Executive to obtain prior authorization from the Company before engaging in any conduct described in this paragraph, or to notify the Company that the Executive has engaged in any such conduct.

(e) Non-Disparagement. The Company and the Executive covenant and agree that during the Term and following termination of the Term, neither party shall make any disparaging, false or abusive remarks or communications, written or oral, regarding the Executive, on the part of the Company, or the Company, the Company’s products, brands, trademarks, directors, officers, employees, consultants, advisors, licensors, licensees, customers, vendors or others with which it has a business relationship, on the part of the Executive.

(f) Remedies. It is specifically understood and agreed that any breach of the provisions of this Section 11 is likely to result in irreparable injury to the Company or the Executive, as the case may be, and that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other remedy it may have, each party shall be entitled to enforce the specific performance of this Agreement by the other party and to seek both temporary and permanent injunctive relief (to the extent permitted by law).

12. Arbitration. Any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by final and binding arbitration in New York, New York by three arbitrators. Except as otherwise expressly provided in this Section 12, the arbitration shall be conducted in accordance with the commercial rules of the American Arbitration Association (the “Association”) then in effect. One of the arbitrators shall be appointed by the Company, one shall be appointed by the Executive, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within 30 days of the appointment of the second arbitrator, then the third arbitrator shall be appointed by the Association. This Section 12 shall not be construed to limit the Company’s or the Executive’s right to obtain equitable relief under this Agreement with respect to any matter or controversy subject to this Agreement, and, pending a final determination by the arbitrators with respect to any such matter or controversy, the Company and the Executive shall be entitled to obtain any such relief by direct application to a state, federal or other applicable court, without first being required to arbitrate such matter or controversy and without the necessity of posting a bond.

13. Directors and Officers Insurance. The Executive shall be covered under the Company’s existing directors and officers insurance policies, as in effect from time to time.

14. Survival. The respective rights and obligations of the parties under this Agreement (including, but not limited to, Section 11) shall survive any termination of the Executive’s employment or termination or expiration of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

15. Section 409A.

(a) This Agreement is intended to comply with Section 409A of the Code or an exemption, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable. Severance benefits under the Agreement are intended to be exempt from Section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. Notwithstanding anything in this Agreement to the contrary, if required by Section 409A of the Code, if the Executive is considered a “specified employee” for purposes of Section 409A of the Code and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to Section 409A of the Code, payment of such amounts shall be delayed as required by Section 409A of the Code, and the accumulated amounts shall be paid in a lump sum payment within ten days after the end of the six-month period. If the Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of the Executive’s estate within 60 days after the date of the Executive’s death.

(b) All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code. For purposes of Section 409A of the Code, each payment hereunder shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the calendar year of a payment. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive designating the calendar year of payment of any amounts of deferred compensation subject to Section 409A of the Code, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

(c) All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

16. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Lifetime Brands, Inc.

1000 Stewart Avenue

Garden City, New York 11530

Attention: CEO

with a copy to:

Lifetime Brands, Inc.

1000 Stewart Avenue

Garden City, New York 11530

Attention: Legal Department

If to the Executive, to:

Mr. Daniel Siegel

or, to the most recent address on file with the Company or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section 16.

17. Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. The Executive shall bear all expenses of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

18. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

19. Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. The Company may assign its rights, together with its obligations hereunder, in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, and such rights and obligations shall inure to, and be binding upon, any successor to the business or any successor to substantially all of the assets of the Company, whether by merger, purchase of stock or assets or otherwise, which successor shall expressly assume such obligations.

20. Company Policies. This Agreement and the compensation payable hereunder shall be subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time with respect to officers of the Company.

21. Entire Agreement; Modifications. This Agreement sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning the Executive’s employment by the Company, including but not limited to the Prior Agreement. This Agreement may be amended or modified only by a written document signed by the Executive and the Company.

22. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

23. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the state of New York without regard to rules governing conflicts of law. Subject to Section 12, any legal action or proceeding brought with respect to this Agreement shall be brought in the state or federal courts located in New York, New York. If the Executive prevails in any legal or arbitration proceeding commenced in connection with this Agreement, then the Company shall reimburse the Executive for reasonable attorneys’ fees and costs incurred in connection therewith.

24. Indemnification. The Amended and Restated Indemnification Agreement between the Company and the Executive, dated January 26 2016, shall remain in full force and effect in accordance with its terms.

25. Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be an original, but all of which together shall constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

LIFETIME BRANDS, INC.

By:	/s/ Ronald Shiftan
Name: Ronald Shiftan
Title: Vice Chairman and COO

EXECUTIVE

/s/ Daniel Siegel
Daniel Siegel

EXHIBIT A

GENERAL RELEASE

I, Daniel Siegel, the undersigned, agree to accept the payments and benefits set forth on Section 6 of the employment agreement between me and Lifetime Brands, Inc. (the “Company”) dated as of                  , 2017 (the “Employment Agreement”) in full resolution and satisfaction of, and hereby IRREVOCABLY AND UNCONDITIONALLY RELEASE, REMISE AND FOREVER DISCHARGE the Company and Releasees from any and all agreements, promises, liabilities, claims, demands, rights and entitlements of any kind whatsoever, in law or equity, whether known or unknown, asserted or unasserted, fixed or contingent, apparent or concealed, to the maximum extent permitted by law (“Claims”), which I, my heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever existing, arising, occurring or relating to my employment and/or termination thereof with the Company and Releasees, or my economic rights as an equity holder of the Company or Releasees, at any time on or prior to the date I execute this general release and waiver of Claims (this “Release”), including, without limitation, any and all Claims arising out of or relating to compensation, benefits, any and all contract claims, tort claims, fraud claims, claims for bonuses, commissions, sales credits, etc., defamation, disparagement, or other personal injury claims, claims for accrued vacation pay, claims under any federal, state or municipal wage payment, harassment, retaliation, discrimination or fair employment practices law, statute or regulation, and claims for costs, expenses and attorneys’ fees with respect thereto. This Release includes, without limitation, any and all rights and claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866, 1871 and 1991, Section 1981 of U.S.C., the Employee Retirement Income Security Act, the Age Discrimination in Employment Act (including but not limited to the Older Workers Benefit Protection Act), the Americans with Disabilities Act, the Genetic Information Non-discrimination Act, the Family and Medical Leave Act, the Equal Pay Act, New York State Human Rights Law, New York Equal Pay Law, New York Equal Rights Law, New York Off-duty Conduct Lawful Activities Discrimination Law, New York State Labor Relations Act, Article 23-A of the New York State Corrections Law, New York Whistleblower Statute, New York Family Leave Law, New York Minimum Wage Act, New York Wage and Hour Law, New York Wage Hour and Wage Payment Law, New York WARN Act, and retaliation provisions of New York Workers’ Compensation Law, and all amendments to the foregoing, and any other federal, state or local statute, ordinance, regulation or constitutional provision regarding employment, compensation, employee benefits, termination of employment or discrimination in employment.

Except as permitted by Section 11(d) of the Employment Agreement and explained below, I represent and affirm (i) that I have not filed any Claim against the Company or Releasees and (ii) that to the best of my knowledge and belief, there are no outstanding Claims.

For the purpose of implementing a full and complete release and discharge of Claims, I expressly acknowledge that this Release is intended to include in its effect, without limitation,

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all the Claims described in the preceding paragraphs, whether known or unknown, apparent or concealed, and that this Release contemplates the extinction of all such Claims, including Claims for attorney’s fees. I expressly waive any right to assert after the execution of this Release that any such Claim has, through ignorance or oversight, been omitted from the scope of the Release.

For purposes of this Release, the term “the Company and Releasees” includes the Company and its past, present and future direct and indirect parents, subsidiaries, affiliates, divisions, predecessors, successors, and assigns, and their past, present and future officers, directors, shareholders, representatives, agents, attorneys and employees, in their official and individual capacities, and all other related individuals and entities, jointly and individually, and this Release shall inure to the benefit of and shall be binding and enforceable by all such entities and individuals.

Notwithstanding anything in this Release to the contrary, I do not waive (i) my existing right to receive vested accrued benefits under plans or programs of the Company under which I have accrued benefits (other than under any Company separation or severance plan or programs), (ii) any claims that, by law, may not be waived, (iii) any right to indemnification under the governing documents of the Company or any indemnification agreement between me and the Company, or under any directors and officers insurance policy, with respect to my performance of duties as an officer or director of the Company, and (iv) any claim or right I may have for unemployment insurance benefits, workers’ compensation benefits, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law.

I understand that nothing in this Release or the Employment Agreement restricts or prohibits me from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, I acknowledge that to the maximum extent permitted by law, I am waiving my right to receive any individual monetary relief from the Company or any others covered by this Release resulting from such claims or conduct, regardless of whether I or another party has filed them, and in the event I obtain such monetary relief the Company will be entitled to an offset for the payments made pursuant to this Release and the Employment Agreement. I understand that this Release and the Employment Agreement do not limit my right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. I further understand that I do not need the prior authorization of the Company to engage in conduct protected by this Paragraph, and that I do not need to notify the Company that I have engaged in such conduct.

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I have taken notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

I acknowledge that for purposes of my entitlement to the payments and benefits set forth in Section 6 of the Employment Agreement, this Release will not become effective unless and until I have signed and returned this Release to the Company, and have not revoked it pursuant to the following paragraph.

I further acknowledge that I have had at least 21 days from my receipt of this Release, to review and consider this Release, to consult with an attorney prior to executing this Release, and have been provided 7 days to revoke my execution of this Release by delivering a written notice of revocation to the Company.

I ACKNOWLEDGE THAT I HAVE READ

THIS RELEASE, AND I UNDERSTAND

AND VOLUNTARILY ACCEPT ITS TERMS.

Daniel Siegel	Date

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